As filed with the Securities and Exchange Commission
                       on October 14, 1999
                                    Registration No. 333-71457
==============================================================
             SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                      ----------------

                PRE-EFFECTIVE AMENDMENT NO. 1
                          FORM S-3
                   REGISTRATION STATEMENT
                            UNDER
                   THE SECURITIES ACT OF 1933

                      -------------------

                        SEDONA CORPORATION
                (FORMERLY SCAN-GRAPHICS, INC.)
     (Exact name of Registrant as specified in its charter)


             Pennsylvania                      95-4091769
   (State or other Jurisdiction             (I.R.S. Employer
 of Incorporation or Organization)         Identification No.)

                        ---------------

                649 North Lewis Road, Suite 220
                 Limerick, Pennsylvania 19468
                        (610) 495-3003
         (Address, Including Zip Code, and Telephone
          Number, Including Area Code, of Registrant's
                 Principal Executive Offices)

                         MARCO A. EMRICH
              President, Chief Executive Officer
                      Sedona Corporation
                649 North Lewis Road, Suite 220
                 Limerick, Pennsylvania 19468
                        (610) 495-3003
       (Name, Address, Including Zip Code, and Telephone
       Number, Including Area Code, of Agent for Service)

                           Copies to
                    ROBERT B. MURPHY, ESQ.
              Schnader Harrison Segal & Lewis LLP
            1300 Eye Street, N.W., 11th Floor East
                  Washington, D.C. 20005-3314
                         202-216-4200
                       ----------------
     Approximate Date of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------
Title of each class                          Proposed Maximum
of securities           Amount to be         Offering Price
to be registered        Registered           Per Share*
------------------      ------------        ------------------
Common Stock, par       4,918,211           $3.00/$1.97
value $.001 per
share
--------------------------------------------------------------


-------------------------------------
Proposed maximum         Amount of
aggregate                Registration
offering price*          Fee**
----------------         ------------
$11,597,586              $3,224.13
-------------------------------------

* Estimated under Rule 457(c) solely for the purpose of calculating the registration fee, based upon the closing prices as reported on the Nasdaq SmallCap Market on January
27, 1999 of $3.00 for 1,853,1170 shares of common stock
($1,545.50 fee amount), and $1.97 on October 12, 1999 for 3,065,094 shares of common stock ($1,678.63 fee amount).

***  A fee of $1,545.50 was previously paid.

                         ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==============================================================

PROSPECTUS

                       SEDONA CORPORATION
                 (formerly Scan-Graphics, Inc.)
                         4,918,211 Shares

                          Common Stock
                        ----------------

     The selling shareholders, listed on pages ____, may offer from time to time 4,918,211 shares of our common stock under this prospectus. Of the 4,918,211 shares,

     - 1,759,500 shares are issuable or have been issued under the terms of warrants held by certain employees and contractors,

     - 914,263 shares have been issued or are issuable, pursuant to the terms of warrants issued in connection with the restructuring of the terms of our series E preferred stock, and the subsequent repurchase of our series E preferred stock and partial repurchase of the warrants issued in connection with the restructuring of the series
          E preferred stock as described in the Recent
          Developments section on page __; and

     - 2,244,448 shares have been issued, or are issuable pursuant to the terms of warrants issued, under that certain private placement of certain units of our securities consisting of shares and warrants.

     No underwriter is being used in connection with this offering of common stock. The selling shareholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of shares.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "SDNA"(formerly "SCNG"). On October __, 1999, the closing bid price of one share of our common stock was $_____.
                     --------------------
     Investing in our common stock involves a high degree of risk. You should carefully read and consider the "risk factors" beginning on page __.
                     --------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus is October_, 1999.

     We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of our common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

     You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to "we," "us" or the "Company" in this prospectus means Sedona Corporation and its subsidiaries, except where it is clear that the term means only the parent company.

                      TABLE OF CONTENTS

                                                Page
                                                ----
  Forward-Looking Statements....................
  The Company...................................
  Recent Developments...........................
  Risk Factors..................................
  Use of Proceeds...............................
  Selling Shareholders..........................
  Plan of Distribution..........................
  Legal Matters.................................
  Experts.......................................
  Where You Can Find More Information...........
  Information Incorporated By Referenced........

                    FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. Such statements can be identified by the use of "forward-looking" terminology, such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements are subject to known and unknown risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include, but are not limited to, those discussed in "risk factors" beginning on page __.

                           THE COMPANY

     Sedona Corporation develops, markets and supports enterprise scale knowledge management software components that provide non-technical business users with the ability to intuitively access, query, visualize and analyze information critical to making optimal business decisions.

     Our products are built upon a modern technology foundation including:

     -    intranet and Internet compatibility,

     - flexible, platform neutral technology that supports relational databases for Oracle Corporation as well as other leading database, content and application providers, and

     - systems support for integration with Windows 95, Windows 98 and Windows NT.

Our products are designed to scale to meet the needs of large organizations deploying thousands of users with very large data storage and retrieval requirements. Our applications are designed to be highly configurable, allowing for customized industry-specific and company-specific system deployments as well as cross-industry functional applications including customer relationship management, supply chain management, strategic decision support, and enterprise resource planning.

     In the area of customer relationship management, for example, our technology permits users of databases integrated with our software to quickly extract focused geographical business, customer and marketing information in response to individually tailored queries. With real-time on-line visual access to plotted geographical data, users may make informed decisions to react to changing market conditions and the changing needs of customers.

     Our objective is to establish and maintain a leadership position in the market for business intelligence visually enabled software whether used by internet-based applications, data warehousing content providers or enterprise line-of-business applications. Our strategy is to:

     - provide differentiating components to high-end enterprise applications in a broad range of industries,

     - extend our advanced technology position, achieve universally successful customer implementations of our partner applications,

     -    expand our sales and support capacity, and

     - continue to leverage our strategic alignment with key product and marketing providers such as Oracle
          Corporation and Axciom Corporation as well as other database, application and content vendors.

     Our principal executive offices are located at 649 North
Lewis Road, Limerick, Pennsylvania 19468, and our telephone number is (610) 495-3003.

                      RECENT DEVELOPMENTS

Equity Transactions

     On September 16, 1999, we completed the repurchase of all of our Class A, Series E convertible preferred stock, par value $1,000, plus one-third of certain associated warrants to purchase shares of our common stock exercisable at $2.25 per share, and one-third of certain associated warrants to purchase shares of our common stock exercisable at $4.00 per share. The purchase price for each share of our Series E preferred stock and such associated warrants equaled 110% of the principal amount of each share of our Series E preferred stock plus all of the dividends that had accrued through September 15, 1999. All of the shares underlying the remaining 914,263 warrants exercisable at $4.00 per share are being registered for resale under this prospectus.

     We funded the majority portion of the repurchase of our Series E preferred stock, with the proceeds of a private placement of $2,376,487 of certain units of our securities. Each 'unit' sold in the private placement consisted of 50,000 shares of our common stock and warrants to purchase 44,444 shares of our common stock at an exercise price of $2.25 per share. All of such shares of our common stock, as well as the shares of common stock issuable upon the exercise of such warrants, are being registered for resale under this prospectus.

     On August 25, 1999, we sold 1,142,858 shares of our common stock through a negotiated partial exercise of an outstanding warrant by its holder and realized total net proceeds of approximately $2,000,000. The outstanding warrant originally permitted the holder to acquire 2,100,000 shares of our common stock at an exercise price of $4.00 per share. After considering our needs for working capital and additional funds that were required to repurchase the Series E preferred stock described above, we negotiated with the warrant holder to permit partial exercise of the warrant at an exercise price of $1.75 per share. The portion of the proceeds not used to repurchase the Series E preferred stock will be used for our working capital needs.

Disposition of Assets

     On July 16, 1999, we completed the sale of the assets of our Technology Resource Centers to Diversified Technologies, Inc. Also, during July 1999, our Board of Directors decided to sell our Tangent Imaging Systems division. On September 17, 1999, we completed the sale of Tangent to Colortrac, Inc. As a result of these transactions which were reported in a Form 8-K filing on October 4, 1999, substantially all of our revenue generating operations have been sold.

     With the completion of these two sales, we are now wholly focused on the development of our internet-based business intelligence software products.

                        RISK FACTORS

     You should carefully consider the following risk factors as well as other information contained in this prospectus or in documents to which we refer you before deciding to invest in shares of our common stock.

The Value of Our Shares May Increase or Decrease
------------------------------------------------

     If you invest in our common stock you will have an equity ownership interest in our company. As one of our shareholders, you may be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to our competition, general economic and market conditions and industry conditions. The value of your investment may increase or decrease and could result in a loss.

We Have Had A History of Operating Losses
-----------------------------------------

     Our company has a history of losses. We incurred net operating losses in recent years. As of June 30, 1999, we had an accumulated deficit of $30,250,000 and stockholders' equity of $2,865,000. We have attempted to improve our results from operations and financial condition by:

     - transitioning from a hardware-based company to an Internet-based business intelligence software provider;

     -    selling the assets of our Technology Resource
          Centers and our Tangent Imaging Systems divisions to allow focused expansion of our core software unit;

     - raising additional capital through the private placement of our securities;

     - repurchasing all of our remaining Series E preferred stock;

     - developing strategic product alliances with several key database and database access providers;

     - expanding sales distribution channels for our products; and

     -    introducing new products into the market.

     We are uncertain to what degree the marketplace has accepted or will accept our current products or will accept our new products. If our current and future products fail to gain suitable acceptance, we believe it is unlikely that we will be able to reverse our operating loss trend or assure you future profitability.

This Offering May Depress Our Stock Price
-----------------------------------------

     Under this prospectus, the selling shareholders are offering shares representing approximately 17.80% of our outstanding common stock as of September 30, 1999. We anticipate that each selling shareholder will offer its shares of common stock at the time and in the manner as the selling shareholder feels is appropriate. Sales of a substantial number of shares of common stock in the public market by the selling shareholders may decrease the prevailing market price for our common stock and could impair our ability to raise capital through the sale of our equity securities.

The Exercise of Other Warrants or Options May
Depress Our Stock Price
---------------------------------------------

     As of September 30, 1999, there were outstanding:

     - additional warrants (other than those offered under this prospectus) to purchase 5,984,069 shares of our common stock of which 5,216,066 shares were immediately exercisable. Those outstanding warrants are exercisable at prices ranging from approximately $0.38 to $4.00 per share. The weighted average exercise price of all outstanding warrants as of September 30, 1999, was approximately $2.56 per share; and

     - options to purchase 2,023,611 shares of our common stock, of which 802,778 shares were immediately exercisable. All of these options were issued to our officers, directors, employees and contractors and are exercisable at prices ranging from approximately $0.47 to $4.00 per share. The weighted average exercise price of all options outstanding as of September 30, 1999 was approximately $2.28 per share.

      While outstanding warrants or options are exercisable, the holders of those securities have the opportunity to profit if the market price of our common stock exceeds the exercise price of the warrants or the options. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may decrease the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities.

The Conversion of the Series B and Series F Preferred
Stock May Depress Our Stock Price
-----------------------------------------------------

     As of September 30, 1999, there were outstanding:

     - 1,000 shares of our Series B preferred stock. Beginning on April 1, 2000, the holders of our Series B preferred stock can convert their shares into shares of our common stock at the lower of $2.30 or the average last trade price for the 25 days preceding the date on which the holder desires to convert; and

     - 1,000 shares of our Series F preferred stock. Beginning on May 24, 2000, holders of our Series F preferred stock can convert their shares into shares of our common stock at the lower of $1.41 or the average last trade price for the twenty-five days preceding the date on which the holder desires to convert.

     When conversion price for each share is "in the money," the holders of Series B or Series F preferred stock, respectively, have the opportunity to profit because the market value of our common stock exceeds the value of the Series B or Series F preferred stock, respectively, from which it could be converted. Sales of a substantial number of shares of common stock in the public market by holders of the Series B or Series F preferred stock may decrease the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities.

We Cannot Offer You Any Assurance That An Active
Trading Market Will Continue
------------------------------------------------

     Prior to the date of this prospectus, our common stock has had an active trading market. We can offer you no assurance that such a market will continue indefinitely. If there is no active trading market, you may not be able to sell your shares in a timely manner, at an acceptable price, or at all.

Our Stock Price May Continue to be Volatile
-------------------------------------------

     The market price for our common stock has been and may continue to be volatile. Stock prices may fluctuate in response to a number of events and factors. Rapid technological innovation and change is characteristic of internet-based products and applications software and may yield wide fluctuation in our stock price. In addition, the stock market in general and the market prices for related companies have experienced extreme volatility. These broad market and industry fluctuations may adversely affect the price of our stock regardless of our operating performance.
Therefore, the value of your stock may vary widely within a particular period or from period to period.

We Do Not Anticipate Paying Dividends on Our Common Stock
---------------------------------------------------------

     We have not paid any cash dividends on our common stock and we do not anticipate doing so in the foreseeable future. Because you would receive no income due to your share ownership, the value of your shares is borne solely by the market price. We cannot assure you that this practice will not adversely affect the prevailing market price for our common stock or that our common stock will be attractive to all types of investors.

We May Require Additional Capital That May Not Be Available
-----------------------------------------------------------

     We will not receive any of the proceeds from the sale of shares by the selling shareholders. If warrant holders exercise some or all of the warrants, we would receive the net proceeds upon such exercises. To conduct our operations as currently contemplated for a period of at least one year, we may require certain additional financing, either from the proceeds of the exercise of currently outstanding warrants and/or other financing activities. Therefore, we are actively pursuing various sources of asset based loans and new equity infusions to provide additional funding.

     In addition, we may need to raise substantial additional funds to support our long-term growth. Therefore, we may, from time to time, seek additional funding through public or private sales of our securities, including equity securities.

     Our failure to obtain any necessary financing may force us to reduce our expenditures and/or sell assets or proprietary rights to generate sufficient operating funds. In addition, we can offer you no assurance that any of the outstanding warrants will be exercised, that other additional financing will be available to us at all or on terms acceptable to us, or that we can reduce our expenditures or sell assets or proprietary rights without having a material adverse effect on our business.

Net Operating Loss Carryforwards (NOLs) of Federal
and State Income Tax
--------------------------------------------------

     As of December 31, 1998, we had federal net operating loss carryforwards for federal income tax purposes aggregating approximately $24.1 million. In addition, we had state net operating loss carryforwards for state income tax purposes aggregating approximately $5.2 million. NOLs may be used, subject to certain restrictions, to offset taxable income obtained in future years to decrease or eliminate certain federal or state taxes that otherwise would be required to be paid on such taxable income. The federal NOLs, if unused, will expire between 1999 and 2018. The state NOLs will expire between 2005 and 2008.

     At December 31, 1998, the related deferred tax asset amounted to approximately $8.7 million and had been entirely offset by a valuation allowance of $8.7 million because we believe that sufficient uncertainty exists whether we will be able to realize any of it. As discussed above, we have taken steps that we believe will improve our results of operations, but the product acceptance and the potential market for our new products is uncertain. Thus, we can offer you no assurance that we will be able to reverse our operating loss trend and be able to utilize our NOLs.

Certain Limitations on the Use of Net
Operating Loss Carryforwards
-------------------------------------

     Section 382 of the Internal Revenue Code of 1986 imposes an annual limitation on the amount of taxable income that may be offset by net operating loss carryforwards of a corporation if the losses giving rise to the NOLs were incurred before a change in ownership. Our use of the NOLs to offset future taxable income will be limited by Section 382 of the Internal Revenue Code and may be further limited by other provisions of that code. We believe that this offering will not trigger a change in ownership under Section 382. However, the Internal Revenue Service may dispute the amount of the NOLs. In addition, it may disagree with our interpretation of how
Section 382 applies to limit our use of the NOLs, or may contend that limitations contained in the code, other than those discussed above, apply to limit our available NOLs. Therefore, we can give no assurances with respect to the existence or potential use of the NOLs.

Our Technology May Become Obsolete
----------------------------------

     We maintain continuous research and development programs to maintain our software products as technically strong competitive offerings to the market for each product. For the years 1998, 1997 and 1996 we have incurred research and development expenses of approximately $1,191,000, $1,327,000 and $744,000, which amounted to 19.3%, 27.5%, and 14.7% of our total revenues. With our focus solely on expanding our software products and components, we intend to continue and possibly increase our proportionate on-going research and development efforts. However, our competitors may develop technologies and products that are more attractive than any that we are developing and marketing or that would render certain of our technologies and products obsolete or noncompetitive.

We Experience Intense Competition
---------------------------------

     The internet software and business intelligence and software industries are extremely competitive. We compete with a number of companies many of which have substantially greater financial and marketing resources. We cannot assure you that various competition may not limit our ability to maintain and increase our market position for our various products or otherwise adversely affect our business.

     In addition, we have only recently begun to compete in the business intelligence software market and we cannot offer any assurance to you that we can successfully compete with the more established competitors in that market.

We Depend on Key Personnel
--------------------------

     We depend upon the efforts, ability and experience of several key members of our management for the successful operation and development of our business. In addition, we believe that our future success will depend in large part upon our ability to attract and retain technically qualified key personnel who possess backgrounds in engineering, software development, production and marketing. We can offer you no assurance that we will be able to retain key employees. If we lose the services of one or more key employees we could experience a material adverse effect on our business.

Uncertainty of Future Operating Results
---------------------------------------

     Our net revenue and operating results may fluctuate significantly because of a number of factors, many of which are outside of our control. These factors include:

     -     level of product and price competition;

     -     length of our sales cycle;

     - the size and timing of individual license transactions;

     - delay or deferral of customer implementations of our products;

     - success in expanding our customer support organization, direct sales force and indirect distribution channels;

     - timing of new product introductions and product enhancements;

     -     appropriate mix of products and services sold;

     -     activities of and acquisitions by competitors;

     -     timing of new hires; and

     - our ability to develop and market new products and control costs.

     One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our operating results to fluctuate significantly. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, financial condition and the market price of our common stock.

Reliance on Strategic Relationships
-----------------------------------

     We have established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and the implementation of our products. We believe that our relationships with these organizations provide marketing and sales opportunities for our sales force and expand the distribution of our products. These relationships allow us to keep pace with the technological and marketing developments of major software vendors and provide us with technical assistance for our product development efforts.

     In particular, we have established non-exclusive strategic relationships with companies such as Oracle Corporation and Acxiom Corporation. The Company has also entered into significant relationships with other application and content providers. Any deterioration of our relationship with these companies could have a material adverse effect on our business and results of operations. Our failure to maintain existing relationships, or to establish new relationships in the future, could have a material adverse effect on our business, results of operations and financial condition.

     Our current and potential customers may also have to rely on third-party system integrators to develop, deploy and/or manage our applications. If we do not adequately train a sufficient number of system integrators or, if these integrators do not have or devote the resources necessary to implement our products, our business, operating results and financial condition could be materially and adversely affected.

Dependence on the Internet
--------------------------

     Our applications communicate through public and private networks over the Internet. The success of our products may depend, in part, on our ability to develop products which are compatible with the Internet. We cannot predict with any assurance whether the Internet will be a viable commercial marketplace or whether the demand for Internet-related products and services will increase or decrease in the future. The increased commercial use of the Internet could require substantial modification and customization of our products and the introduction of new products. We may not be able to effectively migrate our products to the Internet or successfully compete in the Internet-related products and services market.

     Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of our products and usage of our software. If these critical issues are not favorably resolved, our business, operating results and financial condition could be materially and adversely affected.

Risk Associated with New Versions and New Products; Rapid
Technological Change
---------------------------------------------------------

     The software market in which we compete is characterized
by:

     -    rapid technological change;

     -    frequent introductions of new products;

     -    changing customer needs; and

     -    evolving industry standards.

     To keep pace with technological developments, evolving industry standards and changing customer needs, we must support existing products and develop new products. We may not be successful in developing, marketing and releasing new products or new versions of the our applications that respond to technological developments, evolving industry standards or changing customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these enhancements. In addition, these enhancements may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If release dates of any future products or enhancements to an application are delayed, or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be materially and adversely affected. In addition, new products or enhancements by our competitors may cause customers to defer or forgo purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Risk of Product Defects
-----------------------

     Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Although we conduct extensive product testing during product development, we may be forced to delay the commercial release of products until the correction of software problems. We could lose revenues as a result of software errors or defects.

     Our products are intended for use in applications that may be critical to a customer's business. As a result, we expect that our customers and potential customers will have a greater sensitivity to product defects than the market for software products generally. Testing errors may also be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, damage to our reputation, or increased service and warranty costs, any of which could have a material adverse effect upon our business, operating results and financial condition.

Limited Protection of Proprietary Information;
Risks of Infringement
----------------------------------------------

     We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around our technology.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information what we regard as proprietary. Policing unauthorized use of our products is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate.

     We have entered into agreements with customers which require us to place our application source code into escrow.
Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code if:

     -    there is a bankruptcy proceeding by or against us;

     -    we cease to do business; or

     -    we fail to meet our support obligations.

     Although we do not believe that we are infringing any proprietary rights of others, third parties may claim that we have infringed their intellectual property rights. Furthermore, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of such former employers. Any such claims, with or without merit, could:

     -    be time consuming to defend;

     -    result in costly litigation;

     -    divert management's attention and resources;

     -    cause product shipment delays; and

     - require us to pay money damages or enter into royalty or licensing agreements.

A successful claim of product infringement against us and our failure or inability to license or create a workaround for such infringed or similar technology may materially and adversely affect our business, operating results and financial condition.

     We license certain software and obtain geographic content from third parties. These third-party software licenses and agreements may not continue to be available to us on acceptable terms. The loss of, or inability to maintain, any of these software licenses or agreements could result in shipment delays or reductions. Any such loss or inability could materially adversely affect our business, operating results and financial condition.

Year 2000 Risks
---------------

     While we believe that most of our currently developed and actively marketed products are Year 2000 compliant for essentially all functionality, our software products could contain errors or defects relating to Year 2000. We believe that the current versions of our products are Year 2000 compliant. We have completed an assessment of our computer systems and software and are modifying or replacing portions of our software so that our operating systems will function properly with respect to dates in the Year 2000 and thereafter. We are currently evaluating system interfaces with third-party systems, such as our key vendors and system integrators, for Year 2000 functionality.

     The Year 2000 project cost is not expected to be material. In addition, we believe that, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for our computer systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have a material adverse impact on our operations. Additionally, the systems of other companies with which we do business may not address any Year 2000 problems on a timely basis, which could have an adverse effect on our systems or business transactions. We believe that our exposure on Year 2000 issues is not material to our business as a whole.

                      USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. If any or all of the warrants held by the selling shareholders are exercised, we intend to use the net proceeds for product development, sales and marketing expenses, working capital and general corporate purposes. Temporarily, we may invest the net proceeds from the exercise of the warrants, if any, in high grade short term interest bearing investments.

                    SELLING SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock held by the selling shareholders as of September 30, 1999, the number of shares being registered to permit sales from time to time by such selling shareholders, and the total beneficial ownership of shares of our common stock if all shares so registered should be sold by the selling shareholders. Beneficial ownership is determined by the rules of the SEC, and includes voting or investment power of the shares beneficially owned. All shares are beneficially owned, and sole voting and investment power is held by the person named, unless otherwise noted. Assuming the sale of all shares listed under "Number of Shares of Common Stock to be Offered." It also assumes that none of the selling shareholders sell securities which are beneficially owned by them and are not listed in such column or purchase or otherwise acquire additional shares of our common stock or securities convertible into or exchangeable for our common stock.

                   TOTAL          NUMBER OF
                   COMMON STOCK   SHARES OF       COMMON STOCK
                   OWNED BEFORE   COMMON STOCK    OWNED AFTER
NAME               THE OFFERING   TO BE OFFERED   THE OFFERING
-----              ------------   -------------   ------------
                                               NUMBER  PERCENT
                                               ------  -------
Richard Bruce
  Rabinowitz            6,093(1)     2,886      3,207     *
American Friends of
  Tiferet Tiberias
  Institutions, Inc.   54,815(1)    25,965      28,850    *
Milwaukee Kollel, Inc. 54,815(1)    25,965      28,850    *
Wayne Saker            36,543(1)    17,310      19,233    *
Keren MYCB Elias, Inc. 54,815(1)    25,965      28,850    *
Leonard J. Adams       36,543(1)    17,310      19,233    *
The Jerusalem Fund     72,123(1)    25,965      46,158    *
Herman & Nanni
  Bodenheimer          52,390(1)    13,156      39,234    *
Gabriel Bodenheimer     8,770(1)     4,154       4,616    *
Thomas Meyer           18,280(1)     8,659       9,621    *
Charles Kushner       182,717(1)    86,550      96,167    *
Richard Stadtmauer     73,087(1)    34,620      38,467    *
Murray Kushner        109,630(1)    51,930      57,700    *
Josh Berkowitz          9,137(1)     4,328       4,809    *
Michael Kule            3,654(1)     1,731       1,923    *
Rita Folger            53,851(1)    17,310      36,541    *
Vavel Corp.           109,630(1)    51,930      57,700    *
Karfunkel Family
  Foundation, Inc.     53,851(1)    17,310      36,541    *
Jules Nordlicht       302,909(1)    77,895     225,014   1.03
ACE Foundation        538,513(1)   173,100     365,413   1.68
Huberfeld/Bodner
  Family Foundatio    142,231(1)    44,141      98,090    *
Abraham Elias          27,408(1)    12,983      14,425    *
Millennium PartnersLP 365,433(1)   173,100     192,333    *
Charles Soltis(2)       5,000(1)     5,000           0    *
Barry Maser(3)         20,000(4)    10,000      10,000    *
George Griffin(5)     150,000(1)   150,000           0    *
Michael G. Cunniff(6)  30,000(1)    12,000      18,000    *
Osprey Partners(7)    747,083(1)   232,500     514,583   2.36
Laurence L.
  Osterwise(8)      1,438,888(1)   888,888     550,000   2.52
Marco Emrich(9)       725,000(4)   525,000     200,000    *
C&F Global
  Enterprises, Inc.(10)246,874(1)   30,000     216,874    *
G3 Capital, LLC (11)  472,220(1)   472,220           0    *
Steve Ficyk (12)        50,800(1)   35,000      15,800    *
David S. Hirsch (13)   389,017(4)   60,000     329,017   1.51
Jared A. Davis          47,222(1)   47,222           0    *
A. David Davis          23,611(1)   23,611           0    *
Robert DiSilvestro      47,222(1)   47,222           0    *
Shane Tritsch           23,611(1)   23,611           0    *
Michael D. Theye        23,611(1)   23,611           0    *
Todd C. Tritsch         23,611(1)   23,611           0    *
Michael L.
  O'Shaughnessy         23,611(1)   23,611           0    *
Sol-Rich Capital
  Group, LLC           141,666(1)  141,666           0    *
Alan L. Scott           47,222(1)   47,222           0    *
Todd R. Ricker           9,444(1)    9,444           0    *
Paul K. Nguyen           9,444(1)    9,444           0    *
Vu Phat Lam              9,444(1)    9,444           0    *
Josh Adler               9,444(1)    9,444           0    *
Anthony J. Suraci &
  Donna S. Suraci       94,444(1)   94,444           0    *
M. Jay Walkingshaw      23,611(1)   23,611           0    *
Joseph Matarazzo        14,167(1)   14,167           0    *
William J. Ritger      241,388(1)  188,888      52,500    *
Claudia H. O'Donnell   141,666(1)  141,666           0    *
Terrell H. Spraggins &
  Patricia E. Spraggins 94,444(1)   94,444           0    *
A. Judson Hill &
  Kathryn V. Hill       37,778(1)   37,778           0    *
David C. Brown          94,444(1)   94,444           0    *
Robert K. Brooks        47,222(1)   47,222           0    *
Security Trust Company FBO
  J. Glen McLeod IRA    47,222(1)   47,222           0    *
Allen B. Aker, MD      188,888(1)  188,888           0    *
Security Trust Company FBO
  Paul H. Dragul IRA    47,222(1)   47,222           0    *
Nelson G. Griffin        9,444(1)    9,444           0    *
Toan D. Bui              9,444(1)    9,444           0    *
Bert D. Siegel & Marion
  Lee Siegel JT TEN    141,666(1)  141,666           0    *

---------------------------------------
* Represents beneficial ownership of one percent or less of the outstanding shares of common stock.

     (1) Includes shares issuable upon exercise of outstanding warrants.

     (2) Charles Soltis provides certain business development consulting services to us.

     (3) Barry Maser provides certain business development consulting services to us.

     (4) Includes shares issuable upon exercise of outstanding warrants, and of outstanding options.

     (5) Mr. Griffin provides certain management consulting services to us.

     (6) Mr. Cunniff provides certain management consulting services to us.

     (7) Osprey Partners provides certain management consulting services to us.

     (8) Mr. Osterwise is our Chairman of the board of Directors.

     (9) Mr. Emrich is our President, Chief Executive Officer and a Director.

    (10) C&F Global Enterprises, Inc. provides certain management consulting services to us.

    (11) G3 Capital, LLC provides certain management consulting services to us.

    (12) Mr. Ficyk provides certain management consulting services to us.

    (13) Mr. Hirsch is a Director.


                     PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. The shares being registered are owned or may be acquired by the selling shareholders upon exercise of warrants. Selling shareholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares received from a named selling shareholder after the date of this prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

     - in ordinary broker's transactions on Nasdaq or any national securities exchange on which our common stock may be listed at the time of sale;

     -     in the over-the-counter market;

      - in private transactions other than in the over-the-counter market;

      - in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

      -    by pledge to secure debts and other obligations;

      - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

      -    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated price or at fixed prices.

     The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act. Shareholders must meet the criteria and conform to the requirements of that rule.

     The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be "underwriters" within the meaning of the Securities Exchange Act, and their commissions or discounts and other compensation received in connection with such sales may be regarded as underwriters' compensation.

     The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by any of the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed setting forth:

     - the name of the participating broker-dealer(s) or underwriters,

     -     the number of shares involved,

     - the price or prices at which such shares were sold by the selling shareholders,

     - the commissions paid or discounts or concessions allowed by the selling shareholders to such broker-dealers or underwriters, and

     -     other material information.

     We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities
Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders.

     We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholders or other party selling such shares.

                       LEGAL MATTERS

     The validity of the shares of common stock offered will be passed upon for us by Schnader Harrison Segal & Lewis LLP.

                          EXPERTS

     The consolidated financial statements and schedules of Sedona Corporation at December 31, 1998, and for the year then ended, incorporated by reference herein this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1997, and for each of the two years in the period then ended, by BDO Seidman, LLP, independent certified public accountants, as set forth in their respective reports of such firms incorporated by reference elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

             WHERE YOU CAN FIND MORE INFORMATION

     Sedona is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (you may obtain operation information for this public reference room by calling 1-800-SEC-0330) and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov". In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed with the SEC a registration statement on Form S-3 regarding the common stock offered by this prospectus. You should be aware that this prospectus does not contain all of the information set forth or incorporated by reference in that registration statement and its exhibits and schedules, certain portions of which have been omitted as permitted by the SEC rules. For further information about our company and our common stock, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by our company with the SEC, as set forth in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those
documents.   The information incorporated by reference is
considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     (b) Our Quarterly Report on Form 10-Q for the period ended March 31, 1999.

     (c) Our Quarterly Report on form 10-Q for the period ended June 30, 1999.

     (d) All other reports under Section 13(a) or 15(d) of the Securities Exchange Act, since the end of our fiscal year ended December 31, 1998.

     (e) The description of our common stock which is contained in our registration statement on Form 8-B filed under the Securities Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Sedona Corporation
          649 North Lewis Road
          Limerick, PA  19468
          Attention: Michael A. Mulshine, Corporate Secretary
          (610) 495-3003

                             PART II
            INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution*

     SEC Registration fee....................$ 3,224.13
     Printing fees...........................  1,000.00
     Accounting fees......................... 20,000.00
     Legal fees.............................. 25,000.00
     Miscellaneous...........................  5,000.00

        Total................................$54,224.13
                                              =========
_____________________
* Estimated, except for SEC Registration fee. No portion of these expenses will be borne by the selling shareholders.

Item 15.  Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

     In Pennsylvania, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The provisions of Article VII of the Company's By-laws require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and certain liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

     Under the indemnification provisions of the By-laws a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

     Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

     Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the NASDAQ system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

     Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

     Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

     All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

     Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

Item 16.  Exhibits.

     Number       Description

      4.1         Form of Private Placement Purchase Agreement
                  (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form
                  S-3, File No. 333-03719).

      4.2 Form of Private Placement Purchase Agreement for Units consisting of Convertible Notes and Warrants. (Incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-3, File No. 333-31983.)

      4.3 Warrant to purchase 2,100,000 shares of Common Stock dated April 8, 1997, issued to Broad Capital Associates, Inc.(Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3, File No. 333-31983.)

      4.4         Form of Warrant to purchase shares of Common
                  Stock.(Incorporated by reference from
                  Exhibit 4.0 to the Company's Quarterly
                  Report on Form 10-Q for the three months ended March 31, 1998.)

      4.5 Certificate of Designation of the Class A Preferred Stock, Series E, par value $1,000 per share. (Incorporated by reference from Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.)

      4.6*        Warrant to Purchase 957,142 shares of Common
                  Stock dated June 1, 1997, as amended August
                  25, 1999.

      4.7** Form of Subscription Agreement for Units consisting of Common Stock and Warrants.

      4.8** Form of Warrant to Purchase shares of Common Stock issued pursuant to the Private Placement of Units (included as Appendix B to Form of Subscription Agreement for Units filed as Exhibit 4.7 herewith.

      5.1**       Opinion of Schnader Harrison Segal & Lewis
                  LLP.

     23.1**       Consent of BDO Seidman, LLP.

     23.2**       Consent of Ernst & Young LLP.

     23.3         Consent of Schnader Harrison Segal & Lewis
                  LLP (included in Exhibit 5.1).

     24.1         Power of Attorney (contained on signature
                  page)
---------------
*     To be filed by amendment.
**    Filed herewith.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d)of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Limerick, Montgomery County, Commonwealth of Pennsylvania, on October 13, 1999.

                               SEDONA CORPORATION

                               By:/s/ MARCO A. EMRICH
                                  -------------------------
                                  Marco A. Emrich
                                  President, Chief
                                  Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

     Signature                  Title              Date
     ---------                  -----              ----

/s/ LAURENCE L. OSTERWISE    Chairman of      October 13, 1999
-------------------------    the Board of
Laurence L. Osterwise        Directors



/s/ MARCO A. EMRICH          President, Chief October 13, 1999
-------------------------    Executive Officer
Marco A. Emrich              and Director
                    (Principal Executive Officer)


/s/ WILLIAM K. WILLIAMS      Vice President   October 13, 1999
-------------------------    and Chief Fin-
William K. Williams          ancial Officer
            (Principal Financial and Accounting Officer)


/s/ R. BARRY BORDEN*         Director         October 13, 1999
-------------------------
R. Barry Borden



/s/ MICHAEL A. MULSHINE*     Director and     October 13, 1999
-------------------------    Secretary
Michael A. Mulshine



/s/ DAVID S. HIRSCH*         Director         October 13, 1999
-------------------------
David S. Hirsch


                             Director         October   , 1999
-------------------------
James C. Sargent


                             Director         October   , 1999
-------------------------
Jack A. Pellicci


/s/ ROBERT M. SHAPIRO*       Director         October 13, 1999
-------------------------
Robert M. Shapiro


                             Director         October   , 1999
-------------------------
James T. Womble


     By:   /s/ LAURENCE L. OSTERWISE
           -------------------------
           Attorney-in-Fact

                          EXHIBIT INDEX

Exhibit     Description                              Page
-------     -----------                              ----

 4.1         Form of Private Placement Purchase Agreement.
             (Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form
             S-3, File No. 333-03719).

 4.2 Form of Private Placement Purchase Agreement for Units consisting of Convertible Notes and Warrants. (Incorporated by reference to
             Exhibit 4.4 to the Company's Registration
             Statement on Form S-3, File No. 333-31983.)

 4.3         Warrant to purchase 2,100,000 shares of Common
             Stock dated April 8, 1997, issued to Broad
             Capital Associates, Inc.(Incorporated by reference to Exhibit 4.5 to the Company's
             Registration Statement on Form S-3, File No.
             333-31983.)

 4.4 Form of Warrant to purchase shares of Common Stock. (Incorporated by reference from Exhibit
             4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.)

 4.5 Certificate of Designation of the Series A Preferred Stock, Series E, par value $1,000 per share.(Incorporated by reference from Exhibit 4.0 to the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998.)

 4.6*        Warrant to Purchase 957,142 shares of Common
             Stock dated June 1, 1997, as amended August 25,
             1999.

 4.7** Form of Subscription Agreement for certain Units consisting of Common Stock and Warrants.

 4.8**       Form of Warrant to Purchase shares of Common
             Stock issued pursuant to the Private Placement of Units (included as Appendix B to Form of
             Subscription Agreement for Units filed as Exhibit
             4.7 herewith)

 5.1**       Opinion of Schnader Harrison Segal & Lewis LLP

23.1**       Consent of BDO Seidman, LLP.

23.2**       Consent of Ernst & Young LLP.

23.3         Consent of Schnader Harrison Segal & Lewis LLP
             (included in Exhibit 5.1).

24.1         Power of Attorney (contained on signature page)
---------------
*     To be filed by amendment.
**    Filed herewith.